EXHIBIT 99.1

Oil States Announces Second Quarter Earnings

HOUSTON, July 30, 2013 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended June 30, 2013 of $76.5 million, or $1.38 per diluted share, which included $0.12 per diluted share after-tax of non-recurring items which are detailed below. These results compare to net income of $111.2 million, or $2.01 per diluted share, in the second quarter of 2012, which included an after-tax gain of $0.03 per diluted share from insurance proceeds received from a drilling rig fire.

During the second quarter of 2013, the Company recorded several non-recurring items totaling $6.7 million in revenues, $8.1 million of EBITDA and $0.12 per diluted share after-tax. During the quarter, the Company recorded a pre-tax charge of $3.0 million, or $0.05 per diluted share after-tax, from an increase in an acquisition-related contingent liability in the completion services business. In addition, the completion services business reduced a prior period revenue accrual for its foreign operations, negatively impacting revenues and EBITDA by $1.6 million, or $0.02 per diluted share after-tax. The Company also incurred $1.9 million, or $0.03 per diluted share after-tax, of strategic transaction costs during the quarter and the strengthening of the U.S. dollar late in the quarter negatively impacted foreign derived revenues and EBITDA in the accommodations segment by approximately $5.1 million and $1.6 million, respectively, or $0.02 per diluted share after-tax.

The Company generated revenues of $1.0 billion and EBITDA of $195.8 million during the second quarter of 2013, which included $6.7 million of revenue impact and $8.1 million of EBITDA impact from the non-recurring issues outlined above (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). These results compared to revenues of $1.1 billion and EBITDA of $227.8 million in the second quarter of 2012, which included a pre-tax gain of $2.5 million from insurance proceeds. Consolidated operating income totaled $126.6 million in the current quarter, down from $169.3 million in the second quarter of 2012. Excluding the items noted above from both the second quarter of 2013 and 2012, EBITDA would have decreased 10% year-over-year.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "Our accommodations business reported lower RevPAR levels in the second quarter of 2013 driven by lower occupancy levels in Australia and Canada coupled with lower contracted and foreign exchange rates. We were also negatively impacted during the quarter by poor weather conditions and flooding in Canada and the Bakken region resulting in lower than expected completion services activity and lower utilization for our mobile accommodations assets. Despite the wet weather, our completion services segment outperformed the U.S. rig count, and revenue per ticket increased 12% year-over-year."

"Our Offshore products segment continued its strong performance with revenues increasing 7% year-over-year and EBITDA margins totaling 20% reflecting solid execution. Backlog remains strong, totaling $561 million at June 30, 2013, and global bidding and quoting environment remains very active."

The Company recognized an effective tax rate of 29.2% in the second quarter of 2013 compared with 28.6% in the second quarter of 2012. The higher effective tax rate in the second quarter of 2013 was primarily due to slightly higher foreign effective tax rates.

The Company invested $133.0 million in capital expenditures during the second quarter of 2013 primarily related to the ongoing expansion of its accommodations business in Canada, Australia and the U.S. in addition to incremental proprietary completion services equipment deployed to service the active U.S. shale plays. The Company currently expects to spend approximately $550 million to $600 million in capital expenditures during 2013. During the second quarter of 2013, the Company repurchased $1.5 million, or 20,000 shares, of its common stock under its authorized share repurchase program at an average price of $74.27 per share.

For the first half of 2013, the Company reported revenues of $2.1 billion, EBITDA of $423.9 million and net income of $178.7 million, or $3.22 per diluted share.   For the first half of 2012, the Company reported revenues of $2.2 billion, EBITDA of $484.4 million and $246.3 million of net income, or $4.45 per diluted share. The year-to-date results for 2012 included a pre-tax benefit of $17.9 million, or $0.23 per diluted share after-tax, related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012 and a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2013 to the results from the second quarter of 2012.)

Accommodations

Accommodations generated revenues of $244.2 million and EBITDA of $96.2 million for the second quarter of 2013 compared to revenues and EBITDA of $261.0 million and $114.9 million, respectively, in the second quarter of 2012. Excluding the non-recurring items mentioned earlier, revenues and EBITDA decreased 4% and 15% year-over-year, respectively. Revenues declined year-over-year primarily due to lower mobile camp activity in both the U.S. and Canada, reduced third party manufacturing revenues and lower RevPAR.  EBITDA margins declined to 39% in the second quarter of 2013 compared to 44% in the second quarter of 2012.  The decline in the mobile camp business was exacerbated by a year-over-year decrease in RevPAR related to lower contracted rates in Canada and lower occupancy levels primarily in Australia as a result of a slowdown in mining activity, partially offset by a 12% year-over-year increase in average available rooms.

Well Site Services

Well site services generated revenues of $186.4 million and EBITDA of $57.1 million in the second quarter of 2013 compared to revenues and EBITDA of $176.5 million and $58.5 million, respectively, in the second quarter of 2012.   Excluding the non-recurring items mentioned above, revenues and EBITDA increased 6% and 5% year-over-year, respectively, and EBITDA margins for the segment increased to 33%.  Despite the 11% year-over-year decrease in U.S. drilling activity, results for this segment improved primarily due to greater service intensity in the active shale basins along with contributions from the Tempress acquisition, partially offset by lower utilization within the drilling business, particularly in the Permian basin.  Excluding the impact of the Tempress acquisition, the number of service tickets decreased 5% year-over-year while revenue per ticket increased 17% year-over-year as the industry favored our higher specification equipment.

Offshore Products

Offshore products generated revenues and EBITDA of $204.4 million and $41.6 million in the second quarter of 2013 compared to revenues and EBITDA of $191.6 million and $41.0 million in the second quarter of 2012. Revenues and EBITDA increased 7% and 1% year-over-year, respectively, primarily due to higher levels of manufacturing and service activity, improved revenue mix favoring our subsea equipment and drilling related products, along with contributions from the Piper Valves acquisition.  EBITDA margins were strong at 20% in the current quarter compared to 21% in the second quarter of 2012, and up sequentially from 18% in the first quarter of 2013.  Backlog was essentially flat at $561 million at June 30, 2013 compared to $564 million reported at March 31, 2013 and $561 million reported at December 31, 2012.

Tubular Services

Tubular services generated revenues of $405.5 million and EBITDA of $16.8 million during the second quarter of 2013 compared to revenues of $461.9 million and EBITDA of $25.0 million in the second quarter of 2012. Revenues and EBITDA declined 12% and 33% year-over-year, respectively, primarily due to the 11% year-over-year decrease in U.S. drilling activity and lower OCTG market pricing.  Gross margin as a percent of revenues in the second quarter of 2013 decreased to 5.1% from 6.3% in the second quarter of 2012 primarily due to lower OCTG pricing and resulting pressure on margins. The Company ended the quarter with $438.5 million of OCTG inventories at June 30, 2013, up $16.8 million from March 31, 2013 and down $11.7 million from December 31, 2012.

Oil States International, Inc. is a diversified oilfield services company and a leading integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2012 filed by Oil States with the SEC on February 20, 2013 and the "Risk Factors" section of the form 10-Q for the three months ended March 31, 2013 filed by Oil States with the SEC on April 25, 2013.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2013	2012	2013	2012

Revenues	$1,040,548	$1,091,088	$2,109,988	$2,190,080

Costs and expenses:
Cost of sales and services	783,344	819,164	1,575,685	1,614,961
Selling, general and administrative expenses	57,159	48,853	112,047	96,592
Depreciation and amortization expense	68,622	54,218	135,537	104,884
Other operating (income) expense	4,831	(407)	(860)	137
	913,956	921,828	1,822,409	1,816,574
Operating income	126,592	169,260	287,579	373,506

Interest expense, net of capitalized interest	(19,657)	(17,937)	(39,748)	(35,880)
Interest income	638	242	1,202	539
Equity in earnings (losses) of unconsolidated affiliates	(59)	220	(766)	640
Other income	1,021	4,308	2,291	6,044
Income before income taxes	108,535	156,093	250,558	344,849
Income tax provision	(31,666)	(44,617)	(71,105)	(97,901)
Net income	76,869	111,476	179,453	246,948
Less: Net income attributable to noncontrolling interest	344	242	739	650
Net income attributable to Oil States International, Inc.	$76,525	$111,234	$178,714	$246,298

Net income per share attributable to Oil States International, Inc. common stockholders:
Basic	$1.39	$2.15	$3.25	$4.78
Diluted	$1.38	$2.01	$3.22	$4.45

Weighted average number of common shares outstanding:
Basic	55,061	51,637	54,935	51,533
Diluted	55,582	55,251	55,477	55,404

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	JUNE 30,	DECEMBER 31,
ASSETS	2013	2012
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$225,857	$253,172
Accounts receivable, net	738,784	832,785
Inventories, net	698,587	701,496
Prepaid expenses and other current assets	64,968	38,639
Total current assets	1,728,196	1,826,092

Property, plant, and equipment, net	1,858,410	1,852,126
Goodwill, net	491,846	520,818
Other intangible assets, net	129,754	146,103
Other noncurrent assets	64,323	94,823
Total assets	$4,272,529	$4,439,962

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$251,053	$279,933
Accrued liabilities	99,958	107,906
Income taxes	8,146	29,588
Current portion of long-term debt and capitalized leases	20,349	30,480
Deferred revenue	66,408	66,311
Other current liabilities	36,588	4,314
Total current liabilities	482,502	518,532

Long-term debt and capitalized leases (1)	1,146,134	1,279,805
Deferred income taxes	121,968	129,235
Other noncurrent liabilities	23,589	46,590
Total liabilities	1,774,193	1,974,162

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 59,008,138 shares and 58,488,299 shares issued, respectively, and 55,148,868 shares and 54,695,473 shares outstanding, respectively	590	585
Additional paid-in capital	614,927	586,070
Retained earnings	2,077,909	1,899,195
Accumulated other comprehensive income (loss)	(62,887)	107,097
Common stock held in treasury at cost, 3,859,270 and 3,792,826 shares, respectively	(133,747)	(128,542)
Total Oil States International, Inc. stockholders' equity	2,496,792	2,464,405
Noncontrolling interest	1,544	1,395
Total stockholders' equity	2,498,336	2,465,800
Total liabilities and stockholders' equity	$4,272,529	$4,439,962

(1) As of June 30, 2013, the Company had approximately $988 million available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	SIX MONTHS
	ENDED JUNE 30,
	2013	2012

Cash flows from operating activities:
Net income	$179,453	$246,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,537	104,884
Deferred income tax provision	(538)	4,991
Excess tax benefits from share-based payment arrangements	(5,329)	(6,014)
Gains on disposals of assets	(333)	(4,851)
Non-cash compensation charge	13,133	9,189
Accretion of debt discount	----	4,106
Amortization of deferred financing costs	4,041	3,600
Other, net	1,201	(547)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	73,965	(99,243)
Inventories	(2,059)	(79,781)
Accounts payable and accrued liabilities	(29,774)	35,920
Taxes payable	2,618	29,137
Other current assets and liabilities, net	(12,933)	2,707
Net cash flows provided by operating activities	358,982	251,046

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(240,423)	(199,983)
Acquisitions of businesses, net of cash acquired	(321)	----
Proceeds from disposition of property, plant and equipment	2,633	5,225
Other, net	94	(1,650)
Net cash flows used in investing activities	(238,017)	(196,408)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(47,901)	(951)
Term loan repayments	(92,762)	(14,944)
Debt and capital lease repayments	(209)	(2,312)
Issuance of common stock from share-based payment arrangements	10,388	7,801
Purchase of treasury stock	(1,485)	----
Excess tax benefits from share-based payment arrangements	5,329	6,014
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(3,722)	(4,092)
Other, net	(201)	(23)
Net cash flows provided by (used in) financing activities	(130,563)	(8,507)

Effect of exchange rate changes on cash	(17,717)	(3,461)
Net change in cash and cash equivalents from continuing operations	(27,315)	42,670
Cash and cash equivalents, beginning of period	253,172	71,721
Cash and cash equivalents, end of period	$225,857	$114,391

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues
Completion Services	$142,171	$125,079	$279,537	$260,633
Drilling services	44,212	51,456	84,416	98,862

Well site services	186,383	176,535	363,953	359,495
Accommodations (1)	244,213	260,966	540,880	562,786
Offshore products	204,406	191,638	405,696	377,358
Tubular services	405,546	461,949	799,459	890,441
Total revenues	$1,040,548	$1,091,088	$2,109,988	$2,190,080

EBITDA (A)
Completion Services (2)	$43,691	$41,582	$87,713	$87,868
Drilling services (3)	13,377	16,961	23,367	29,713

Well site services	57,068	58,543	111,080	117,581
Accommodations (1)	96,157	114,917	232,183	263,594
Offshore products	41,642	41,033	77,404	77,178
Tubular services	16,828	24,975	32,693	48,512
Corporate and eliminations (4)	(15,863)	(11,704)	(29,458)	(22,441)
Total EBITDA	$195,832	$227,764	$423,902	$484,424

Operating income / (loss)
Completion Services (2)	$27,491	$28,974	$56,150	$62,768
Drilling services	7,133	8,358	11,213	15,817

Well site services	34,624	37,332	67,363	78,585
Accommodations (1)	54,888	83,207	149,793	202,232
Offshore products	37,329	36,589	69,465	69,090
Tubular services	15,841	24,054	30,877	46,475
Corporate and eliminations (4)	(16,090)	(11,922)	(29,919)	(22,876)
Total operating income	$126,592	$169,260	$287,579	$373,506

(1) The revenues of our accommodations segment for the six months ended June 30, 2012 include $18.3 million related to a favorable contract settlement in the U.S. accommodations business.  The EBITDA and operating income of our accommodations segment for the six months ended June 30, 2012 includes a pre-tax benefit of $17.9 million related to the settlement. The EBITDA and operating income of our accommodations segment for the six months ended June 30, 2013 includes a pre-tax benefit of $4.0 million related to the reduction of an estimated earnout liability which was recorded during the quarter ended March 31, 2013.  The revenues of our accommodations segment for the three and six months ended June 30, 2013 were negatively impacted by strengthening of the U.S. dollar by $5.1 million. Exchange rates coupled with transaction costs negatively impacted the EBITDA and operating income of our accommodations segment for the three and six months ended June 30, 2013 by $2.1 million.

(2) The results for our completion services segment for the three and six months ended June 30, 2013 were negatively impacted by a reduced revenue accrual in its foreign operations, negatively impacting revenues, EBITDA and operations income by $1.6 million.

(3) The EBITDA for our drilling services segment for the three and six months ended June 30, 2012 included a pre-tax gain of $2.5 million related to insurance proceeds for a land drilling rig that was lost in a fire that occurred in the first quarter of 2012.

(4) The EBITDA and operating expense related to the Company's corporate function for the three months ended June 30, 2013 included transaction costs of $1.5 million.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended June 30,
	2013	2012

Supplemental operating data

Lodge/village revenues ($ in thousands)	$199,202	$201,825
Other accommodations revenues ($ in thousands)	45,011	59,141
Total accommodations revenues ($ in thousands)	$244,213	$260,966

Average available lodge/village rooms	20,201	18,029
Lodge/village revenues per available room	$108	$123

Offshore products backlog ($ in millions)	$561.3	$562.3

Completion services job tickets	12,423	12,250
Average revenue per ticket ($ in thousands)	$11.4	$10.2

Tubular services operating data
Shipments (tons in thousands)	221.1	230.0
Quarter end inventory ($ in millions)	$438.5	$476.6

Land drilling operating statistics
Average rigs available	34	33
Utilization	77.4%	92.5%
Implied day rate ($ in thousands per day)	$18.5	$18.5
Implied daily cash margin ($ in thousands per day)	$6.0	$5.4

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income / (loss)	$76,525	$111,234	$178,714	$246,298
Income tax provision	31,666	44,617	71,105	97,901
Depreciation and amortization	68,622	54,218	135,537	104,884
Interest income	(638)	(242)	(1,202)	(539)
Interest expense	19,657	17,937	39,748	35,880
EBITDA	$195,832	$227,764	$423,902	$484,424

CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         713-470-4860